EXHIBIT 99.1

	Contact:	Phil Gee
480/693-5729

FOR IMMEDIATE RELEASE

AMERICA WEST REPORTS RECORD MAY TRAFFIC

     PHOENIX, June 2, 2005 — America West Airlines (NYSE:AWA) today reported traffic statistics for the month of May and year-to-date 2005. Revenue passenger miles (RPMs) for May 2005 were a record 2.2 billion, an increase of 12.8 percent from May 2004. Capacity for May 2005 was a record 2.6 billion available seat miles (ASMs), up 5.1 percent from May 2004. The passenger load factor for the month of May was a record at 81.7 percent versus 76.2 percent in May 2004.

     “We once again experienced very strong revenue performance in May,” said Scott Kirby, executive vice president, sales and marketing. “Our record May load factor combined with a large year-over-year increase in yield led to a significant improvement in unit revenue during May.”

     The following summarizes America West’s May and year-to-date traffic results for 2005 and 2004:

	May 2005	May 2004	% Change
Revenue Passenger Miles (000)	2,159,617	1,913,854	12.8
Available Seat Miles (000)	2,642,129	2,513,218	5.1
Load Factor (percent)	81.7	76.2	5.5	pts.
Enplanements	1,945,681	1,747,603	11.3

	YTD 2005	YTD 2004	% Change
Revenue Passenger Miles (000)	9,894,122	9,143,165	8.2
Available Seat Miles (000)	12,469,527	12,322,301	1.2
Load Factor (percent)	79.3	74.2	5.1	pts.
Enplanements	8,965,401	8,380,993	7.0

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     Also for May, the airline will report to the Department of Transportation that its domestic on-time performance was 85.5 percent and its completion factor was 99.1 percent.

     For additional information regarding the airline’s current cost per available seat mile (CASM) guidance, fuel hedging positions, and estimated capital expenditures for 2005, please visit the investor relations update, which is located in the “About AWA” section of the airline’s Web site at www.americawest.com. The investor relations update page also includes current distribution percentages (information on the airline’s distribution channels) and fleet plan through 2007.

     Approximately 60,000 customers upgrade their low-fare experience every day when they get on board America West. The airline’s 14,000 employees are proud to offer a range of services including more destinations than any other low-cost carrier, first-class cabins, assigned seating, airport clubs and an award-winning frequent flyer program. America West operates more than 900 flights daily to 94 destinations in the U.S., Canada, Mexico and Costa Rica. This press release and additional information on America West can be accessed at www.americawest.com. (AWAT)

This press release contains forward-looking statements within the meaning of the Private
Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause
America West’s actual results and financial position to differ materially from these statements.
These forward looking statements may be identified by words such as “anticipate,” “believe,”
“estimate,” “expect,” “may,” “will,” “intend,” “plan,” “predict,” and similar terms used in connection with statements regarding our outlook, expected fuel costs, the RASM environment, and our expected 2005 financial performance. The risks and uncertainties relating to forward looking statements include, but are not limited to, the duration and extent of the current soft economic conditions; the impact of global instability including the continuing impact of the continued
military presence in Iraq and Afghanistan and the terrorist attacks of Sept. 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events; limitations on our ability to obtain additional financing due to high levels of debt and the financial and other covenants in our debt instruments; changes in federal and state laws and regulations; changes in prevailing interest rates and the availability of and terms of financing to fund our business; the ability to attract and retain qualified personnel; the cyclical nature of the airline industry; competitive practices in the industry, including significant fare restructuring activities by major airlines; the impact of changes in fuel prices; relations with unionized employees generally and the impact and outcome of the labor negotiations and other factors described from time to time in the company’s publicly available
SEC reports. We caution you that these risks may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. The company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

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